Exhibit 99.1

3555 Veterans Memorial Highway, Suite C
Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports Fiscal 2017 Second Quarter Financial Results

RONKONKOMA, NY – September 14, 2016 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2017 second quarter ended July 31, 2016.

For financial reporting presentation purposes, the operating results in Brazil are excluded from many of the statements in this announcement because the Company’s transfer of the stock of its Brazilian subsidiary has resulted in discontinued operations accounting. Commencing with its first fiscal quarter 2016 ended April 30, 2015, historical and future financial results from the Brazilian operations are reflected as discontinued operations in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Discontinued operations accounting entails the reclassification of all of the financial results of the Brazil operations within the consolidated financial results of the Company. The global operations of Lakeland Industries, Inc. excluding Brazil are shown in financial reports as continuing operations. All statements and information in this announcement have been presented or are restated to exclude Brazil, except where noted. On July 31, 2015, the Company completed a conditional closing of the transfer of all of the stock of its then wholly-owned Brazilian subsidiary (“Lakeland Brazil”), to Zap Comércio de Brindes Corporativos Ltda (the “Transferee”), a company owned by a then existing Lakeland Brazil manager. This transfer is pursuant to a Shares Transfer Agreement entered into on June 19, 2015. The transactions contemplated by the Shares Transfer Agreement, which were deemed to have been consummated as of July 31, 2015, were completed in October 2015. Pursuant to the Shares Transfer Agreement, the Transferee has acquired all of the shares of Lakeland Brazil owned by the Company.

Fiscal 2017 Second Quarter Financial Results Highlights

“from Continuing Operations, unless otherwise noted”

•	Consolidated revenues of $22.3 million increased over 9% from $20.4 million in first quarter of fiscal 2017
•	Net income increases to $1.4 million from breakeven in first quarter
•	Decline in year-over-year revenues and net income reflects emergency demand in the prior year that was absent this year, the global economic slowdown particularly for the oil and gas sector, and currency declines in fiscal 2017 as compared to same period in fiscal 2016 which reduces revenues reported on a consolidated GAAP basis in US dollars
•	Gross margin as a percentage of sales in 2Q17 increased sequentially by 5.3 percentage points from 1Q17, which increased sequentially from the fourth quarter by 4 percentage points
•	Consolidated gross profit and margin for 2Q17 declined from prior year on lower volume and absence of higher margin emergency product orders
•	Operating expenses reduced by nearly 10% from the first quarter, and declined as a percentage of sales to 26.8% from 32.4%
•	Positive cash flow from operations brings cash at end of quarter to $7.9 million from $7.0 million at beginning of fiscal year
•	Debt reduced by 35% or $3.3 million from the beginning of the fiscal year
•	Authorized $2.5 million stock repurchase program

Management’s Comments

Christopher J. Ryan, President and Chief Executive Officer of Lakeland Industries, stated, “Our performance in the second quarter of fiscal 2017 continued the momentum we began to experience in the first quarter of the year. Although there has been economic challenges and sluggishness in the industrial sectors around the world for over a year, particularly for the oil and gas markets, we have been successful in positioning Lakeland industries for its next phase of growth. We have been implementing initiatives intended to drive market shares gains and expand our vertical reach. In turn, given the leverage we have in our business, our goal is to improve both sales and profitability.

“An integral component of our plan to drive growth in revenues and profits is the targeting of new vertical markets and key multinational and government-related users to attain market share, which may also bring an ancillary benefit of further elevating the increasing recognition of our global brand. This strategy has been delivering results. Second quarter sales increased by over 9% from the first quarter of the fiscal year, which is quite encouraging considering the continued industrial sector headwinds. Gross margin as a percentage of sales increased for the second consecutive sequential quarter with each period having only modest changes in currency valuations and global business conditions while none of these periods benefitted from sales of higher margin emergency product orders which skews year-over-year comparisons. Consolidated operating profit increased from $170,000 in the first quarter to over $2.6 million in the second quarter. This improvement demonstrates the leverage in our model, effective management of expenses, and our top line growth.

“Our organic sales expansion capitalizes on investments being made to penetrate new markets and the introduction of these products to take market share in some of the more developed regions we serve. Impressive progress has been made in the traction for our fire and electrical arc safety and reflective apparel which are being heavily marketed to government sector, utility and specialty distribution customers.

“As we have stated -- and which has been evident thus far in fiscal 2017 -- our growth strategies are expected to result in increased sales despite any pressure from global economic conditions, currency fluctuations, or the pullback in the oil and gas sector which impacts about 10% of our business. Based on our solid results in the second quarter and the traction of our growth initiatives, we are confident in our future. Reflecting this outlook, the Company has authorized a $2.5 million stock repurchase program as we believe the acquisition of Lakeland stock is an attractive investment in the current market and an appropriate use of our cash given our view of solid cash flow generation.”

Fiscal 2017 Second Quarter Financial Results

Net sales from continuing operations decreased 24% to $22.3 million for the three months ended July 31, 2016 compared to $29.5 million for the three months ended July 31, 2015, but increased by over 9% from $20.4 million in the first quarter of fiscal 2017. As compared to the year earlier period, overall sales volume was reduced due to global softness in the industrial sector partially resulting from a continuing downturn in the oil and gas industry, as well as currency headwinds in several of the foreign countries in which the Company has operations. On a consolidated basis in US currency for the second quarter of fiscal 2017, domestic sales were $11.8 million or 53% of total revenues and international sales were $10.5 million or 47% of total revenues. This compares with domestic sales of $18.5 million or 63% of the total and internationals sales of $11.0 million or 37% of the total in the same period of fiscal 2016.

Sales in the USA decreased by 35% to $12.6 million from $19.5 million in the year-ago period due primarily to the strong sales levels in the disposables and chemical divisions related to the Company’s response to the bird flu pandemic in the second quarter of the prior year and a soft market in the industrial sector in 2Q17. USA sales of disposables decreased by $3.1 million, chemical sales decreased $3.9 million, wovens and fire protection sales combined were level, while glove sales decreased $0.2 million and reflective sales increased $0.2 million.

Among the Company’s larger international operations, sales in China and to the Asia Pacific Rim were down 28% or $4.4 million, amid decreased intercompany sales and moderate currency headwinds. Canada sales increased by 27% or $0.5 million, as that country benefited from the effective implementation of market share attainment strategies and the continued unexpected oil and gas turnaround. The sales volume in Canada set a new company record. UK sales decreased by $0.8 million or 23% mostly due to the Company’s Ebola-related sales in fiscal 2016 second quarter and continuing currency challenges. Sales in Russia and Kazakhstan decreased by $0.1 million or 22% as the regional economies continue to struggle due to energy industry weakness and amid very tough currency challenges as the currency depreciated 88% in Kazakhstan and 8% in Russia during the last year. Latin America sales decreased $0.5 million or 34% due to a depressed commodities market which curtails agriculture and mining production and due to the poor economic and/or political environments which impacts spending in certain regions.

As compared to the first quarter of fiscal 2017, second quarter sales decreased 1.7% or $0.2 million in the USA, were up 37.3% or $3.1 million in China and to the Asia Pacific Rim, increased by 15.3% or $0.3 million in Canada, increased by $0.3 million or 11.7% in the UK, decreased by $0.1 million or 22.3% in Russia and Kazakhstan, and increased by $0.2 million or 29.2% in Latin America.

Gross profit decreased $3.2 million, or 27%, to $8.6 million for the three months ended July 31, 2016, from $11.8 million for the three months ended July 31, 2015. Gross profit as a percentage of net sales decreased to 38.6% for the three months ended July 31, 2016, from 40.0% for the three months ended July 31, 2015, but increased from 33.3% from the first quarter of fiscal 2017 ended April 30, 2016. Gross margins for disposable products, the Company’s largest product line, improved 5.4 percentage points in spite of the lower year-over-year volume as the Company continues to contain costs and maximize production efficiency. Major factors driving the year-over-year changes in gross margins include Chemical protective apparel line gross margins decreasing by 22.7% percentage points as compared to the same quarter in the previous year primarily due to the very high volume and high margins associated with the Company’s response to the bird flu pandemic and a 12.7 percentage point increase in Woven products gross margin due to cost controls and manufacturing efficiencies.

Operating expenses decreased to $6.0 million for the three months ended July 31, 2016 from $6.6 million for the three months ended April 30, 2016, and $6.1 million for the three months ended July 31, 2015. Operating expenses as a percentage of net sales was 26.8% for the second quarter of fiscal 2017 as compared with 32.4% for the first quarter of fiscal 2017 and 20.7% in the second quarter of last year. The main factors for the decrease in operating expenses from the year earlier quarter are reduced sales commission of $0.4 million and lower equity compensation and professional services fees, partially offset by a $0.3 million charge relating to currency fluctuations and other small increases. The reduced expense level from the first quarter of the current fiscal year resulted from operational cost containment initiatives.

Operating profit was $2.6 million for the three months ended July 31, 2016, up from $0.2 million in the quarter ended April 30, 2016 and down from $5.7 million for the quarter ended July 31, 2015. The reduction from the year ago period was mainly a result of lower sales volume. As compared to the first quarter of fiscal 2017, the improvement in operating profits is attributable to higher sales and reduced operating expenses. Operating margins were 11.8% for the three months ended July 31, 2016, compared to 19.3% for the year ago period and 0.8% for the three months ended April 30, 2016.

Net income was $1.4 million for the three months ended July 31, 2016, up from $0.0 million in the first quarter of fiscal 2017 and down from $3.6 million for the three months ended July 31, 2015. The results for the three months ended July 31, 2016 as compared with the same period of 2015 are primarily due to lower sales volume and gross margin.

As of July 31, 2016, Lakeland had cash and cash equivalents of approximately $7.9 million and working capital of $45.9 million. Cash and cash equivalents increased $900,000 from the beginning of the fiscal year. The Company’s $15 million revolving credit facility had $6.2 million of borrowings outstanding as of July 31, 2016, with availability of $8.8 million. The borrowings under the credit facility have been reduced by approximately $3.3 million since the beginning of the fiscal year.

Financial Results Conference Call

Lakeland will host a conference call at 4:30 pm eastern today to discuss the Company’s fiscal 2017 second quarter financial results. The call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO, and Teri W. Hunt, Lakeland’s Chief Financial Officer. Investors can listen to the call by dialing 888-347-6609 (Domestic) or 412-902-4291 (International) or 855-669-9657 (Canada).

For a replay of this call through September 21, 2016, dial 877-344-7529 (Domestic) or 412-317-0088 (International) or 855-669-9658 (Canada), Pass Code 10091925.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:

Lakeland Industries	Darrow Associates
631-981-9700	512-551-9296
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Teri W. Hunt, TWHunt@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Operating Results as Restated for Discontinued Operations ($000)

Reconciliation to GAAP Results

	Quarter Ended July 31, 2016	Quarter Ended July 31, 2015
Net sales from continuing operations	$22,269	$29,465
Year over year growth	(24.4%)	29.2%
Gross profit from continuing operations	8,590	11,795
Gross profit %	38.6%	40.0%
Operating expenses from continuing operations	5,959	6,095
Operating expenses as a percentage of sales	26.8%	20.7%
Operating income from continuing operations	2,631	5,700
Operating income as a percentage of sales	11.8%	19.3%
Interest expense from continuing operations	175	210
Other income from continuing operations	(35)	-----
Pretax income from continuing operations	2,421	5,490
Income tax expense from continuing operations	990	1,902
Net income from continuing operations	1,431	3,588
Non-cash reclassification of Other Comprehensive Income to Statement of Operations with no impact on stockholders’ equity	-----	(1,286)
Loss from discontinued operations	-----	(837)
Loss before taxes for discontinued operations	-----	(2,123)
Income tax benefit from discontinued operations	-----	(569)
Net loss from discontinued operations	-----	(1,554)
Net income	$1,431	$2,034

Weighted average shares for EPS-Basic	7,254,999	7,145,418
Net income per share from continuing operations	$0.20	$0.50
Net loss per share from discontinued operations	-----	$(0.22)
Net income per share	$0.20	$0.28

Operating income from continuing operations	$2,631	$5,700
Depreciation and amortization	317	228
Other income from continuing operations	(35)	-----
EBITDA from continuing operations	2,913	5,928
Equity Compensation	(52)	127
USA severance	152	-----
Adjusted EBITDA	3,013	6,055
Cash paid for taxes (foreign)	460	391
Capital expenditures	16	167
Free cash flow	$2,537	$5,497

Operating Results as Restated for Discontinued Operations ($ 000)

Reconciliation to GAAP Results

	Six-Months Ended July 31, 2016	Six-Months Ended July 31, 2015

Net sales from continuing operations	$42,638	$54,284
Year over year growth	(22.1)%	21.8%
Gross profit from continuing operations	15,366	21,073
Gross profit %	36.0%	38.8%
Operating expenses from continuing operations	12,566	12,154
Operating expenses as a percentage of sales	29.5%	22.4%
Operating income from continuing operations	2,800	8,919
Operating income as a percentage of sales	6.6%	16.4%
Interest expense from continuing operations	373	393
Other (income) expense from continuing operations	(27)	16
Pretax income from continuing operations	2,400	8,542
Income tax expense from continuing operations	966	2,794
Net income from continuing operations	1,434	5,748
Non-cash reclassification of Other Comprehensive Income to Statement of Operations with no impact on stockholders’ equity	-----	(1,286)
Loss from discontinued operations	-----	(1,768)
Loss before taxes for discontinued operations	-----	(3,054)
Income tax benefit from discontinued operations	-----	(569)
Net loss from discontinued operations	-----	(2,485)
Net income	$1,434	$3,263

Weighted average shares for EPS-Basic	7,254,585	7,104,471
Net income per share from continuing operations	$0.20	$0.81
Net loss per share from discontinued operations	-----	$(0.35)
Net income per share	$0.20	$0.46

Operating income from continuing operations	$2,800	$8,919
Depreciation and amortization	604	474
Other (income) expense from continuing operations	(27)	16
EBITDA from continuing operations	3,377	9,409
Equity Compensation	78	255
USA severance	461	-----
Adjusted EBITDA	3,916	9,664
Cash paid for taxes (foreign)	592	995
Capital expenditures	46	474
Free cash flow	$3,278	$8,195

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

ASSETS	July 31,	January 31,
	2016	2016
Current assets	($ 000’s)
Cash and cash equivalents	$7,940	$7,022
Accounts receivable, net of allowance for doubtful accounts of $573 and $593 at July 31, 2016 and January 31, 2016, respectively	11,978	11,476
Inventories, net of allowance of $2,355 and $2,566 at July 31, 2016 and January 31, 2016, respectively	39,239	40,841
Deferred income taxes	1,171	1,555
Prepaid VAT tax	1,430	1,143
Other current assets	2,925	1,635
Total current assets	64,683	63,672
Property and equipment, net	8,810	9,268
Assets held for sale	1,051	1,101
Deferred income tax, noncurrent	12,783	12,783
Prepaid VAT and other taxes	377	377
Security deposits	111	93
Other assets	8	95
Goodwill	871	871
Total assets	$88,694	$88,260
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,616	$4,254
Accrued compensation and benefits	995	1,157
Other accrued expenses	1,763	1,813
Current maturity of long-term debt	50	50
Short-term borrowing	3,232	3,226
Borrowings under revolving credit facility	6,160	9,458
Total current liabilities	18,816	19,958
Long-term portion of debt	731	691
VAT taxes payable	8	95
Total liabilities	19,555	20,744
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	-----	-----
Common stock, $0.01 par; authorized 10,000,000 shares,
Issued 7,612,638 and 7,610,603; outstanding 7,256,197 and 7,254,162 at July 31, 2016 and January 31, 2016, respectively	76	76
Treasury stock, at cost; 356,441 shares at July 31, 2016 and January 31, 2016	(3,352)	(3,352)
Additional paid-in capital	64,543	64,468
Retained earnings	9,942	8,508
Accumulated other comprehensive loss	(2,070)	(2,184)
Total stockholders' equity	69,139	67,516
Total liabilities and stockholders' equity	$88,694	$88,260

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended July 31, ($000’s) except for share information			Six Months Ended July 31, ($000’s) except for share information
	2016		2015	2016		2015
Net sales from continuing operations		$22,269	$29,465		$42,638	$54,284
Cost of goods sold from continuing operations		13,679	17,670		27,272	33,211
Gross profit from continuing operations		8,590	11,795		15,366	21,073
Operating expenses from continuing operations		5,959	6,095		12,566	12,154
Operating profit from continuing operations		2,631	5,700		2,800	8,919
Other income (loss), net from continuing operations		(35)	-----		(27)	16
Interest expense from continuing operations		175	210		373	393
Income before taxes from continuing operations		2,421	5,490		2,400	8,542
Income tax expense from continuing operations		990	1,902		966	2,794
Net income from continuing operations		$1,431	$3,588		$1,434	$5,748
Non-cash reclassification of Other Comprehensive Income to Statement of Operations (no impact on stockholders’ equity)		-----	(1,286)		-----	(1,286)
Loss from operations from discontinued operations		-----	(322)		-----	(1,253)
Loss from disposal of discontinued operations		-----	(515)		-----	(515)
Loss before taxes for discontinued operations		-----	(2,123)		-----	(3,054)
Income tax benefit from discontinued operations		-----	(569)		-----	(569)
Net loss from discontinued operations		-----	(1,554)		-----	(2,485)
Net income		$1,431	$2,034		$1,434	$3,263
Net income (loss) per common share – Basic:
Income from continuing operations		$0.20	$0.50		$0.20	$0.81
Loss from discontinued operations	$	-----	$(0.22)	$	-----	$(0.35)
Net income		$0.20	$0.28		$0.20	$0.46
Net income (loss) per common share – Diluted:
Income from continuing operations		$0.20	$0.50		$0.20	$0.80
Loss from discontinued operations	$	-----	$(0.22)	$	-----	$(0.35)
Net income		$0.20	$0.28		$0.20	$0.45
Weighted average common shares outstanding:
Basic		7,254,999	7,145,418		7,254,585	7,104,471
Diluted		7,311,166	7,167,123		7,315,867	7,191,469